Exhibit 10.1

TELEPHONE AND DATA SYSTEMS, INC.
EXECUTIVE DEFERRED COMPENSATION PROGRAM

ARTICLE 1

Introduction

Section 1.1. Title. The title of this Plan shall be the “Telephone and Data Systems, Inc. Executive Deferred Compensation Program.”

Section 1.2. Purpose. This Plan shall constitute an unfunded nonqualified deferred compensation arrangement established for the purpose of providing deferred compensation for a select group of management or highly compensated employees (within the meaning of Title I of ERISA) of the Employers.

Section 1.3. Effective Date. This Plan is effective December 1, 2019 and shall govern deferrals of compensation for services performed in calendar years commencing on or after January 1, 2020 (and interest credited to such deferrals).

Section 1.4. Impact on Prior Deferral Arrangements. All deferrals of compensation under “interest-bearing” individual deferred compensation agreements entered into by the Company, or under any other Elective Account Balance Plan, related to services performed in calendar years prior to January 1, 2020 and all interest credited to such deferrals at any time (prior to and after January 1, 2020) shall be governed by the applicable deferred compensation agreements or plan document, and shall not be subject to the terms of this Plan.

ARTICLE 2

Definitions

“Affiliate” means (i) a corporation that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code and accompanying regulations) as an Employer or (ii) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code and accompanying regulations) with an Employer.

“Base Salary" means the base salary payable by an Employer for services to be performed during the Plan Year for which the Participant is submitting an Election Form. For the avoidance of doubt, “Base Salary” shall exclude all bonuses, other incentive payments, commissions, overtime, fringe benefits (cash and noncash), stock options, restricted stock units, performance awards, other equity awards, relocation expenses, nonqualified deferred compensation, non-monetary awards, moving expense and other reimbursements, welfare benefits, severance and automobile and other allowances.

“Bonus” means any annual performance award (or if permitted by the Company, any monthly performance award) payable to a Participant for services to be performed during the Plan Year for which the Participant is submitting an Election Form.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

“Committee” means the committee consisting of two or more individuals appointed by the SVP, HR to assume the responsibilities and duties specifically delegated to the Committee in this Plan. References herein to the Committee also shall include any person or committee to whom the Committee has delegated any of its responsibilities hereunder to the extent of the delegation.

"Company” means Telephone and Data Systems, Inc., a Delaware corporation, or any successor thereto.

“Deferred Compensation" means the amount of Base Salary and Bonus that a Participant elects to defer pursuant to Section 3.2.

"Deferred Compensation Account” means the bookkeeping account maintained by the Company for each Participant to which shall be credited (i) the Participant's Deferred Compensation and (ii) any interest credited pursuant to Section 4.2. A Deferred Compensation Account may consist of subaccounts for each Plan Year with respect to which a Participant defers compensation under the Plan.

“Designated Beneficiary” means the Participant's beneficiary designated pursuant to Section 5.6.

“Disabled” or “Disability” means that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant's employer.

“Election Form” means the form prescribed by the Committee which is completed by the Participant pursuant to Section 3.2 and/or Section 3.3. References herein to the Election Form shall include any revisions to the payment provisions of the Election Form made pursuant to Section 5.5.

“Elective Account Balance Plan” means an “account balance plan” within the meaning of Treasury Regulation §1.409A-1(c)(2)(i)(A) maintained by the Employers or their Affiliates pursuant to which an individual may elect to defer compensation. For this purpose, an Elective Account Balance Plan shall include, without limitation, (i) this Plan; (ii) the phantom stock deferral arrangements maintained by the Company and United States Cellular Corporation, and (iii) the interest bearing deferral arrangements maintained by United States Cellular Corporation and TDS Telecommunications Corporation.

“Eligible Employee” shall have the meaning set forth in Section 3.1.

“Employer" means the Company, OneNeck IT Solutions LLC and any other Affiliate that with the consent of the Company elects to participate in the Plan.

"ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“Participant” means any Eligible Employee who participates in the Plan pursuant to Article 3.

“Plan” means this “Telephone and Data Systems, Inc. Executive Deferred Compensation Program," as amended from time to time.

“Plan Year” means the calendar year.

“Separation from Service” means a termination of employment with the Employers and their affiliates within the meaning of Treasury Regulation $1.409A-1(h) (without regard to any permissible alternative definition thereunder). Notwithstanding any other provision herein, "affiliate" for purposes of determining whether a Participant has incurred a “Separation from Service” shall be defined to include all entities that would be treated as part of the group of entities comprising the Employers under sections 414(b) and (c) of the Code and accompanying regulations, but substituting a 50% ownership level for the 80% ownership level set forth therein.

“SVP, HR” means the Senior Vice President of Human Resources of the Company.

“Unforeseeable Emergency" means (i) a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's Designated Beneficiary or the Participant's dependent (as defined in section 152 of the Code without regard to section 152(b)(1), (b)(2) and (d)(1)(B)), (ii) the loss of a Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, irrespective of whether caused by a natural disaster) or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Examples of what may be considered to be Unforeseeable Emergencies include (a) the imminent foreclosure of or eviction from the Participant's primary residence, (b) the need to pay for medical expenses, including non-refundable deductibles and the cost of prescription drug medication and (c) the need to pay for funeral expenses of a Participant's spouse, Designated Beneficiary or dependent.

ARTICLE 3

Participation

Section 3.1. Eligibility. An employee of an Employer shall be eligible to participate in the Plan for a Plan Year if such employee is (i) an officer of an Employer and (ii) notified by the Committee in writing or by electronic means that he or she is eligible to participate in the Plan for such Plan Year (an “Eligible Employee").

Section 3.2. Participation. Each Eligible Employee may participate in the Plan for a Plan Year by submitting to the Committee an Election Form, and by specifying in such Election Form the respective percentages of Base Salary and Bonus otherwise payable to the Eligible Employee by an Employer for services to be performed in such Plan Year, in each case to be deducted from the Eligible Employee's compensation and deferred hereunder for payment at a later date. An Election Form must be completed and submitted to the Committee at the time and in the manner prescribed by the Committee, but in all cases prior to the beginning of the Plan Year during which the Base Salary or Bonus is earned. Except as provided in Section 5.4(b), the deferral percentages selected in the Election Form shall be in effect for the entire Plan Year and may not be changed or revoked during such Plan Year. In order to participate in the Plan for any subsequent Plan Year, an Eligible Employee must submit a new Election Form within the designated election period prior to the commencement of the Plan Year.

Section 3.3. Election of Form of Payment. As part of the initial Election Form submitted to the Committee by a Participant pursuant to Section 3.2 with respect to the Participant’s first year of participation in the Plan, the Participant shall elect a form of payment for his or her Deferred Compensation Account. Subject to Section 5.5, this form of payment election shall govern the Participant’s entire Deferred Compensation Account, regardless of the Plan Year of deferral. The Participant may elect either (a) a lump sum, (b) annual installments or (c) quarterly installments. If the Participant elects the installment payment method, the Participant must designate in the Election Form the number of installment payments he or she wishes to receive, which cannot exceed 5 annual payments or 20 quarterly payments. In the event that a Participant fails to make a valid election as to the form of payment for the Participant's Deferred Compensation Account, the Participant shall be deemed to have elected payment in a lump sum.

ARTICLE 4

Accounts

Section 4.1. Deferred Compensation Account. The Company shall establish and maintain a Deferred Compensation Account for each Participant who elects Deferred Compensation under Article 3. The Participant's Deferred Compensation Account shall be a bookkeeping account maintained by the Company and shall reflect the amount of the Deferred Compensation and interest thereon credited hereunder on behalf of the Participant. The Company shall credit Deferred Compensation to a Participant's Deferred Compensation Account as of the date of the scheduled payment of such compensation.

Section 4.2. Crediting of Interest. On the last day of each calendar month until all of a Participant's Deferred Compensation Account has been paid (or forfeited pursuant to Section 7.9), interest shall be credited to the balance of such Deferred Compensation Account; provided, however, that for this purpose the balance of the Participant’s Deferred Compensation Account shall not include any Deferred Compensation credited to such account pursuant to Section 3.2 during the calendar month then ending. Such interest shall be compounded monthly and computed at a rate equal to one-twelfth (1/12) of the sum of (i) the average thirty (30) year Treasury Bond rate of interest (as published in Bloomberg.com) for the preceding calendar month plus (ii) 1.25%.

ARTICLE 5

Payment of Deferred Compensation Account

Section 5.1. Normal Distribution. Except as otherwise provided herein, a Participant's Deferred Compensation Account shall become payable to the Participant during the seventh calendar month following the calendar month during which the Participant Separates from Service. Payment shall be made either in a lump sum or installments, as elected by the Participant on the Election Form. If a Participant elected distribution in the form of installments, subsequent installments shall be paid (i) in the case of annual installments, in January of each succeeding calendar year or (ii) in the case of quarterly installments, on the fifteenth day of the first month of each succeeding calendar quarter, in each case, until the entire Deferred Compensation Account (which includes interest earned during the installment period) has been paid. For purposes of section 409A of the Code, the entitlement to a series of installment payments shall be treated as the entitlement to a single payment as of the date the first installment is scheduled to be paid.

Section 5.2. Distribution upon Disability. If a Participant becomes Disabled prior to the total distribution of his or her Deferred Compensation Account, the Participant's unpaid account immediately shall become payable in full to the Participant. Payment shall be made in a lump sum within sixty (60) days of the occurrence of the Participant’s Disability.

Section 5.3. Distribution upon Death. If a Participant dies prior to the total distribution of his or her Deferred Compensation Account, the Participant's unpaid account immediately shall become payable in full to the Participant's Designated Beneficiary. Payment shall be made in a lump sum as soon as administratively practicable but no later than December 31 of the calendar year following the calendar year of the Participant’s death.

Section 5.4. Withdrawals for an Unforeseeable Emergency. (a) In General. Upon written request by a Participant whom the Committee determines has suffered an Unforeseeable Emergency, the Committee may, in its sole discretion, direct payment to the Participant of all or any portion of the Participant's Deferred Compensation Account. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not exceed an amount reasonably necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes or penalties reasonably anticipated as a result of such payment after taking into account the extent to which such Unforeseeable Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals hereunder or under any other Elective Account Balance Plan. In the event the Committee approves a withdrawal due to an Unforeseeable Emergency, payment shall be made by the Company to the Participant in a lump sum within sixty (60) days after the occurrence of the Unforeseeable Emergency.

(b) Impact on Deferral Election. In the event that a Participant receives a withdrawal due to the Participant’s Unforeseeable Emergency, whether under this Plan or any other nonqualified deferred compensation plan maintained by an Employer or Affiliate, any deferral election made by the Participant under this Plan or any other Elective Account Balance Plan with respect to the Plan Year during which the withdrawal occurs shall be cancelled for the remainder of the Plan Year.

Section 5.5. Subsequent Election. Each Participant may make a subsequent election to change the form of payment set forth in the Participant’s Election Form, provided that (i) such election shall not be effective until 12 months after the date on which the election is made; (ii) except in the case of payment on account of death, Disability or Unforeseeable Emergency, the payment with respect to such election must be deferred for a period of five years from the date such payment otherwise would have been made (or, in the case of installment payments, five years from the date the first amount was scheduled to be paid); and (iii) such election cannot be made less than 12 months prior to the date of the scheduled payment (or, in the case of installment payments, 12 months prior to the date the first amount was scheduled to be paid). A subsequent election pursuant to this Section 5.5 shall be delivered to the Committee in the manner prescribed by the Committee and upon such delivery shall be irrevocable. A Participant shall be permitted to change his or her form of payment election pursuant to this Section 5.5 only once.

Section 5.6. Designation of Beneficiaries. Each Participant may name any one or more beneficiaries (who may be named concurrently or contingently) to receive any remaining amounts payable pursuant to Section 5.3 upon the Participant's death (the “Designated Beneficiary'') by executing a beneficiary designation form. The Participant may change or revoke any such designation by executing a new beneficiary designation form. A beneficiary designation form shall be in a form prescribed by the Committee and will be effective only when filed with the Committee during the Participant's lifetime. If the Participant is married and names someone other than his or her spouse as a primary beneficiary, the designation is invalid unless the spouse consents by signing the beneficiary designation form in the presence of a Notary Public. If all Designated Beneficiaries predecease the Participant or, in the case of corporations, partnerships, trusts or other entities which are Designated Beneficiaries, are terminated, dissolved, become insolvent or are adjudicated bankrupt prior to the date of the Participant's death, or if the Participant fails to designate a beneficiary, then the following persons in the order set forth shall be the Participant's Designated Beneficiaries: (i) the Participant's spouse, if living; or if none, (ii) the Participant's then living descendants, per stirpes; or if none, (iii) the Participant's estate.

ARTICLE 6

Administration

Section 6.1. In General. The Plan shall be administered by the Committee. The duties and authority of the Committee under the Plan shall include (i) the interpretation of the provisions of the Plan, (ii) the adoption of any rules and regulations which may become necessary or advisable in the operation of the Plan, (iii) the making, in its sole discretion, of such determinations as may be permitted or required pursuant to the Plan, and (iv) the taking of such other actions as may be permitted or required for the proper administration of the Plan in accordance with its terms. Any decision of the Committee with respect to any matter within the authority of the Committee shall be final, binding and conclusive upon the Employers, each Participant, each Designated Beneficiary and any other person. Benefits under this Plan shall be paid only if the Committee decides, in its sole discretion, that the Participant, Designated Beneficiary or other person is entitled to them. Any action taken by the Committee with respect to any one or more Participants shall not be binding on the Committee as to any action to be taken with respect to any other Participant. A member of the Committee may be a Participant, but no member of the Committee may participate in any decision involving solely his or her rights or the computation of his or her benefits under the Plan. The members of the Committee may allocate their responsibilities and may designate any other person or committee, including employees of the Employers, to carry out any of their responsibilities with respect to administration of the Plan.

Section 6.2. Claims Procedure. (a) Filing of Claim. If any Participant or Designated Beneficiary believes he or she is entitled to benefits under the Plan in an amount greater than those which he or she is receiving or has received, the Participant or Designated Beneficiary (or his or her duly authorized representative) may file a claim with the Committee. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed and the address of the claimant.

(b) Initial Review of Claim. The Committee shall review the claim and, unless special circumstances require an extension of time, within 90 days after receipt of the claim give written or electronic notice to the claimant of its decision with respect to the claim. If special circumstances require an extension of time, the claimant shall be so advised in writing or by electronic means within the initial 90-day period and in no event shall such an extension exceed 90 days. The notice of the decision of the Committee with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, shall set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the appeals procedure under the Plan and the time limits applicable to such procedure (including a statement of the claimant's right to bring a civil action under section 502(a) of ERISA following the final denial of a claim).

(c) Filing an Appeal of Claim Denial. The claimant (or his or her duly authorized representative) may request a review of the denial by filing with the SVP, HR a written request for such review within 60 days after notice of the denial has been received by the claimant. Within the same 60-day period, the claimant may submit to the SVP, HR written comments, documents, records and other information relating to the claim. Upon request and free of charge, the claimant also may have reasonable access to, and copies of, documents, records and other information relevant to the claim.

(d) Review of Claim Denial. If a request for review is so filed, review of the denial shall be made by the SVP, HR and the claimant shall be given written or electronic notice of the SVP, HR's final decision within 60 days after receipt of such request, unless special circumstances require an extension of time. If special circumstances require an extension of time, the claimant shall be so advised in writing or by electronic means within the initial 60-day period and in no event shall such an extension exceed 60 days. If the appeal of the claim is wholly or partially denied, the notice of the SVP, HR's final decision shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all relevant documents, records and information. The notice shall be written in a manner calculated to be understood by the claimant and shall notify the claimant of his or her right to bring a civil action under Section 502(a) of ERISA.

(e) Claim for Disability Distribution. Notwithstanding the foregoing, a Participant's claim that he or she is entitled to a distribution of the Participant's Deferred Compensation Account pursuant to Section 5.2 due to the Participant's Disability shall be processed in accordance with the provisions of Department of Labor Regulation $2560.503-1 regarding claims for disability benefits.

Section 6.3. Statute of Limitations for Actions under the Plan. Except for actions to which any statute of limitations prescribed by ERISA applies, (a) no legal or equitable action relating to a claim for benefits under section 502 of ERISA with respect to the Plan may be commenced later than one (1) year after the claimant receives a final decision from the SVP, HR in response to the claimant’s request for review of an adverse benefit determination and (b) no other legal or equitable action involving the Plan may be commenced later than two (2) years after the date the person bringing the action knew, or had reason to know, of the circumstances giving rise to the action. This provision shall not bar the Plan or the Committee from recovering, in accordance with applicable law, overpayments of benefits or other amounts incorrectly paid to any person under the Plan at any time or bringing any legal or equitable action against any party.

Section 6.4. Forum for Legal Action under the Plan. Any legal action involving the Plan that is brought by any Participant, Designated Beneficiary or other person shall be litigated in the Federal courts located in the Northern District of Illinois and no other Federal or state court.

Section 6.5. Legal Fees. Any award of legal fees in connection with an action involving the Plan shall be calculated pursuant to a method that results in the lowest amount of fees being paid, which amount shall be no more than the amount that is reasonable. In no event shall legal fees be awarded for work related to: (a) administrative proceedings under the Plan; (b) unsuccessful claims brought by a Participant, Designated Beneficiary or other person; or (c) actions that are not brought under ERISA. In calculating any award of legal fees, there shall be no enhancement for the risk of contingency, nonpayment or any other risk, nor shall there be applied a contingency multiplier or any other multiplier. In any action brought by a Participant, Designated Beneficiary or other person against the Plan, any Plan fiduciary, the Committee, an Employer or their respective affiliates or their or their affiliates’ respective officers, directors, trustees, employees, or agents (the “Plan Parties”), legal fees of the Plan Parties in connection with such action shall be paid by the Participant, Designated Beneficiary or other person bringing the action, unless the court specifically finds that there was a reasonable basis for the action.

Section 6.6. Immunity of Committee and SVP, HR. The members of the Committee and the SVP, HR may rely upon any information, report or opinion supplied to them by a designated agent of an Employer or any legal counsel or independent public accountant, and shall be fully protected in relying upon any such information, report or opinion. The Employers hereby jointly and severally indemnify the members of the Committee and the SVP, HR from the effects and consequences of their acts, omissions and conduct in their official capacity with respect to the Plan, except to the extent such effects and consequences result from their own willful misconduct or illegal acts.

ARTICLE 7

General Provisions

Section 7.1. Base Salary Paid for Final Payroll Period. For purposes of this Plan, Base Salary payable after the last day of a Plan Year solely for services performed during the final payroll period containing the last day of the Plan Year shall be treated as Base Salary for services performed in the Plan Year in which the payroll period commenced (as opposed to the subsequent Plan Year in which the Base Salary is payable).

Section 7.2. Leave of Absence. For purposes of this Plan, a Participant shall not have a Separation from Service while the Participant is on a military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if such leave does not exceed 6 months (or, if the leave exceeds 6 months, provided that the Participant's right to reemployment is protected either by statute or contract). If the Participant's leave exceeds 6 months and the right to reemployment is not protected by statute or contract, then the Participant shall be deemed to have Separated from Service for purposes of this Plan as of the first day immediately following the end of the six-month period.

Section 7.3. Source of Payment. Amounts paid under this Plan shall be paid from the general funds of the Employers, and each Participant shall be no more than an unsecured general creditor of his or her Employer with no right to any specific assets of the Employer (whose claim may be subordinated to those of other creditors of the Employer). Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Employers and any Participant with respect to any assets of the Employers.

Section 7.4. Withholding. Appropriate amounts shall be withheld from any distribution made under this Plan or from a Participant's compensation as may be required for purposes of complying with Federal, state, local or other tax withholding requirements applicable to the benefits provided under this Plan.

Section 7.5. Assignment. Except as provided in Section 5.6, the benefits provided under this Plan may not be alienated, assigned, transferred, pledged or hypothecated by the voluntary or involuntary act of any person, by operation of law, or otherwise. Any attempt to alienate, assign, transfer, pledge or hypothecate the benefits provided under this Plan shall be null and void and without legal effect. The benefits provided under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decree, levies, garnishments or executions.

Section 7.6. Applicable Law. This Plan shall be construed, administered and governed in all respects in accordance with the laws of the State of Illinois (without regard to conflicts of laws) to the extent not preempted by ERISA or other applicable Federal law.

Section 7.7. Plurals and Headings. Wherever used herein, words in the singular form shall be construed as though they also were used in the plural form, and words in the plural form shall be construed as though they also were used in the singular form, where appropriate. Headings of sections and subsections of this Plan are inserted for convenience of reference only and are not part of this Plan and are not to be considered in the construction thereof.

Section 7.8. Plan Not to Affect Employment Relationship. Neither the adoption of this Plan nor its operation shall in any way affect the right and power of the Employers to dismiss or otherwise terminate the employment or change the terms of the employment or amount of compensation of any Participant at any time for any reason with or without cause.

Section 7.9. Inability to Locate Participant or Designated Beneficiary. If, as of the Latest Payment Date, the Committee is unable to make payment of all or a portion of a Participant's Deferred Compensation Account to such Participant or his or her Designated Beneficiary because the whereabouts of such person cannot be ascertained (notwithstanding the mailing of notice to any last known address or addresses and the exercise by the Committee of other reasonable diligence) then such Participant's Deferred Compensation Account, or portion thereof, as applicable, shall be forfeited. For this purpose, the “Latest Payment Date” shall be the latest date on which a Participant's Deferred Compensation Account, or portion thereof, as applicable, may be paid to the Participant or the Designated Beneficiary without the imposition of excise taxes and other penalties under section 409A of the Code (“409A Penalties”).

Section 7.10. Distributions to Minors and Incapacitated Individuals. If a payment is to be made to a minor or to an individual who, in the opinion of the Committee, is unable to manage his or her affairs by reason of illness, accident or mental incompetency, such payment may be made to or for the benefit of any such individual in such of the following ways as the legal representative of such individual shall direct: (i) directly to any such minor individual, if in the opinion of such legal representative, such individual is able to manage his or her affairs, (ii) to such legal representative, (iii) to a custodian under a Uniform Gifts to Minors Act for any such minor individual, or (iv) to some near relative of any such individual to be used for the latter's benefit. Neither the Committee nor any Employer shall be required to see to the application by any third party other than the legal representative of an individual of any payment made to or for the benefit of such individual pursuant to this Section. Any payment so made shall be in complete discharge of this Plan's obligations to such individual.

Section 7.11. Successors and Assigns. This Plan is binding on all persons entitled to benefits hereunder and their heirs and legal representatives and on the Employers and their successors.

Section 7.12. Election Form Subject to Plan. Any Election Form is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event of any inconsistency between the terms of any Election Form and the terms of the Plan, the terms of the Plan shall govern.

Section 7.13. Severability. If any provision of this Plan shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the invalid or unenforceable provision had never been set forth herein.

Section 7.14. Section 409A of the Code. This Plan is intended to comply with section 409A of the Code and regulations promulgated thereunder and shall be interpreted and construed in a manner that avoids 409A Penalties. In the event the terms of this Plan do not comply with section 409A of the Code and regulations promulgated thereunder, the Company shall amend the terms of this Plan to avoid 409A Penalties, to the extent possible. Notwithstanding the foregoing, under no circumstance shall the Employers be responsible for any taxes, penalties, interest or other losses or expenses incurred by a Participant or other person due to any failure to comply with section 409A of the Code.

Section 7.15. Clawback. To the maximum extent permitted under applicable law, a Participant’s Deferred Compensation Account and any amounts distributed with respect to a Participant’s Deferred Compensation Account are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

ARTICLE 8

Amendment or Termination

Section 8.1. Amendment. The Company shall have the right to amend the Plan at any time and for any reason by action of the SVP, HR in his or her sole discretion. In no event shall any amendment reduce the amount credited to a Participant's Deferred Compensation Account.

Section 8.2. Termination. The Plan may be terminated at any time and for any reason by action of the SVP, HR in his or her sole discretion. Upon a termination of the Plan, all Deferred Compensation Accounts shall be paid to Participants and Designated Beneficiaries pursuant to the terms of the Plan and the Participant elections hereunder. Notwithstanding the foregoing, to the extent consistent with the rules relating to plan termination and liquidation under section 409A of the Code, the SVP, HR may provide that following the termination of the Plan, each Participant or Designated Beneficiary shall receive a single sum payment in cash equal to the balance of his or her Deferred Compensation Account within sixty (60) days following the date that the Plan is terminated (in lieu of any other benefit which may be payable to the Participant or Designated Beneficiary under the Plan). In no event shall the amount credited to a Participant's Deferred Compensation Account be reduced as a result of a Plan termination.

IN WITNESS WHEREOF, Telephone and Data Systems, Inc. has caused this Plan to be executed by its SVP, HR.

Telephone and Data Systems, Inc.

By:	/s/ Dan DeWitt
Dan DeWitt
Its:	Senior Vice President, Human Resources
Date:	December 9, 2019